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                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]



                                                                       Exhibit 5



                                            July 22, 1996


FTP Software, Inc.
100 Brickstone Square
Fifth Floor
Andover, Massachusetts 01810

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with the registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 378,500 shares of common stock, $.01 par value (the "Shares"), of FTP Software, Inc. (the "Company") under the Firefox Communications Inc. 1995 Stock Option Plan (the "1995 Plan"), the Firefox Communications Inc. 1995 Outside Directors Stock Option Plan (the "Outside Directors Plan") and the Firefox Communications Limited 1994 Share Option Scheme (the "1994 Scheme").

     We have acted as counsel for the Company in connection with the Registration Statement and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined copies of the Registration Statement, the 1995 Plan, the Outside Directors Plan and the 1994 Scheme and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received by the Company therefor in accordance with the terms of the 1995 Plan, the Outside Directors Plan or the 1994 Scheme, respectively, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

                                            Very truly yours,

                                            /s/ ROPES & GRAY




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